Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-288444 and 333-288445) and Form S-8 (Nos. 333-280058 and 333-285697) of Rapport Therapeutics, Inc. of our report dated March 10, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 10, 2026